Exhibit 99.1

NEWS RELEASE
Timken Reports Third-Quarter Results
The Timken Company

Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com

Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors
• Sales increase on strong global industrial demand

     •   Earnings growth constrained by higher costs

     CANTON, Ohio — Oct. 25, 2007 — The Timken Company (NYSE: TKR) today reported sales of $1.26 billion in the third quarter of 2007, an increase of 6 percent over the same period a year ago. Strong sales in industrial markets were partially offset by the strategic divestment of the company’s automotive steering and European steel tube manufacturing operations in prior periods. The company achieved third-quarter income from continuing operations of $41.2 million, or $0.43 per diluted share, up from $38.7 million, or $0.41 per diluted share, in last year’s third quarter.

     Excluding special items, income from continuing operations per diluted share was $0.51 during the third quarter of 2007, compared to $0.49 in the prior-year quarter. Third-quarter special items included restructuring, rationalization and impairment charges totaling $17.2 million of pretax expense, compared to $7.1 million of similar charges in the third quarter of 2006.

     “While Timken’s third-quarter performance exceeded what we achieved last year, our results still fell short of what we had expected to deliver,” said James W. Griffith, Timken’s president and chief executive officer. “As we move forward with our strategic initiatives, we have intensified our efforts to drive better execution across the company during a period of strong demand in multiple market sectors.”

     During the quarter, the company:

•   Made progress on its restructuring initiatives and Project O.N.E., a program designed to improve business processes and systems;

•   Realigned operations under two major business groups, the Steel Group and the Bearings and Power Transmission Group, taking advantage of the Project O.N.E. capabilities to drive improvement in operational performance. The company will report its financial results using different segmentation beginning with the fourth quarter of 2007; and

•   Announced the acquisition of the assets of The Purdy Corp. for $200 million, which was completed on Oct. 22, expanding the range of power-transmission products and capabilities Timken provides to the aerospace sector.

For the first nine months of 2007, sales were $3.89 billion, an increase of 4 percent from the same period in the prior year, driven by strong industrial markets. Income from continuing operations per diluted share for the first nine months of 2007 was $1.79 compared to $1.70 in the same period a year ago. The company’s performance benefited from higher volume and improved pricing, which were partially offset by higher raw-material, manufacturing and logistics costs.

Special items in the first nine months of 2007 totaled $60.8 million of pretax expense, compared to $32.9 million in the same period a year ago, and included restructuring, rationalization and impairment charges. The nine-month period also included a one-time tax gain of $32.1 million due to a change in tax law during the first quarter of 2007. Excluding these items, income from continuing operations per diluted share in the first nine months of 2007 was $1.89, compared to $1.91 during the same period in 2006.

Total debt was $601.4 million as of Sept. 30, 2007, or 25.5 percent of capital. Net debt at Sept. 30, 2007, was $513.6 million, or 22.6 percent of capital, compared to $496.8 million, or 25.2 percent, as of Dec. 31, 2006. Year-to-date, the increase in net debt was primarily due to higher working capital requirements, driven by strong demand, and increased capital expenditures in support of growth initiatives.
The Timken Company

-3-	Industrial Group Results

The Industrial Group had third-quarter sales of $556.8 million, up 11 percent from $501.8 million for the same period last year. The increase resulted from favorable pricing, currency and strong demand across all market sectors, especially from heavy industry and aerospace.

The Industrial Group’s earnings before interest and taxes (EBIT) in the third quarter were $55.4 million, compared to $48.2 million for the same period last year. EBIT performance in the quarter benefited from strong volume and pricing, which were partially offset by higher raw-material costs. The group also experienced higher manufacturing and logistics costs primarily associated with capacity additions and managing strong demand through constrained facilities, compared to the year-ago period.

For the first nine months of 2007, Industrial Group sales were $1.67 billion, up 9 percent from the same period a year ago. EBIT for the first nine months of 2007 was $166.3 million, compared to $157.6 million for the prior-year period.

Automotive Group Results

The Automotive Group’s third-quarter sales of $361.0 million were down 1 percent from $363.6 million for the same period last year. Increased sales during the quarter in Europe and in the North American light-vehicle market were offset by the 2006 divestment of the group’s steering business and lower North American heavy-truck demand.

The Automotive Group incurred a loss of $20.7 million in the third quarter of 2007 compared to a loss of $26.3 million for the same period a year ago. The group’s results benefited from ongoing restructuring efforts but were below expectations due primarily to higher manufacturing and raw-material costs.

For the first nine months of 2007, Automotive Group sales of $1.16 billion were down 5 percent from the same period a year ago. The group recorded a loss of
The Timken Company

-4-	$35.3 million for the first nine months of 2007, compared to a loss of $31.4 million for the prior-year period.

Steel Group Results

Steel Group third-quarter sales, including inter-segment sales, were $381.1million, up 7 percent from $355.6 million for the same period a year ago. The increase was driven by strong demand across all market sectors, surcharges and favorable mix, which more than offset the impact of exiting the group’s steel tube manufacturing operations in Europe earlier this year.

Third-quarter EBIT was $47.4 million, compared to $50.4 million for the same period last year. Compared to a year ago, the group’s performance benefited from higher volume and surcharges, which were more than offset by increased raw-material and manufacturing costs, as well as an increase in the group’s LIFO reserves.

For the first nine months of 2007, Steel Group sales were $1.18 billion, up 6 percent from the same period last year. EBIT for the first nine months of 2007 was $170.4 million, compared to EBIT of $167.2 million for the prior-year period.

Outlook

Timken anticipates strong global industrial demand, while automotive demand is expected to remain stable. The combination of strong industrial markets, capacity additions and operating improvements is expected to drive stronger performance.

The company anticipates earnings per diluted share for 2007 from continuing operations, excluding special items, to be $2.40 to $2.50, compared to $2.13 for 2006.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

	Conference Call:	Thursday, Oct. 25, 2007 11:00 a.m. Eastern Time

	Live Dial-In:	800-344-0593 or 706-634-0975
The Timken Company

-5-		(Call in 10 minutes prior to be included.) Conference ID: 5457306

Replay Dial-In through Nov. 2, 2007: 800-642-1687 or 706-645-9291

	Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.0 billion in 2006, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the third quarter of 2007; fluctuations in raw-material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, page 40, and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The company undertakes no obligation to update or revise any forward-looking statement.

###
The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	Q3 2007	Q3 2006	Nine Months 07	Nine Months 06	Q3 2007	Q3 2006	Nine Months 07	Nine Months 06

Net sales	$1,261,239	$1,185,962	$3,894,983	$3,742,444	$1,261,239	$1,185,962	$3,894,983	$3,742,444
Cost of products sold	1,004,547	950,146	3,069,200	2,934,985	1,004,547	950,146	3,069,200	2,934,985
Manufacturing rationalization/reorganization expenses — cost of products sold	5,382	3,419	27,945	11,400	—	—	—	—

Gross Profit	$251,310	$232,397	$797,838	$796,059	$256,692	$235,816	$825,783	$807,459
Selling, administrative & general expenses (SG&A)	169,989	159,635	511,942	501,203	169,989	159,635	511,942	501,203
Manufacturing rationalization/reorganization expenses — SG&A	852	1,044	2,831	2,737	—	—	—	—
(Gain) loss on divestitures	152	—	468	9,971	—	—	—	—
Impairment and restructuring	11,840	2,682	32,870	11,191	—	—	—	—

Operating Income	$68,477	$69,036	$249,727	$270,957	$86,703	$76,181	$313,841	$306,256
Other (expense)	(4,834)	(1,825)	(14,184)	(11,519)	(4,834)	(1,825)	(14,184)	(11,519)
Special items — other income	983	76	3,355	2,430	—	—	—	—

Earnings Before Interest and Taxes (EBIT)(2)	$64,626	$67,287	$238,898	$261,868	$81,869	$74,356	$299,657	$294,737
Interest expense, net	(8,317)	(10,850)	(24,886)	(34,149)	(8,317)	(10,850)	(24,886)	(34,149)

Income From Continuing Operations Before Income Taxes	$56,309	$56,437	$214,012	$227,719	$73,552	$63,506	$274,771	$260,588
Provision for income taxes	15,066	17,749	42,914	67,049	24,954	17,134	93,972	81,055

Income From Continuing Operations	$41,243	$38,688	$171,098	$160,670	$48,598	$46,372	$180,799	$179,533

(Loss) income from discontinued operations net of income taxes, special items (3)	—	—	665	—	—	—	—	—
Income from discontinued operations net of income taxes, other (3)	—	7,859	—	26,508	—	7,859	—	26,508

Net Income	$41,243	$46,547	$171,763	$187,178	$48,598	$54,231	$180,799	$206,041

Earnings Per Share — Continuing Operations	$0.43	$0.41	$1.81	$1.72	$0.51	$0.50	$1.91	$1.93
Earnings Per Share — Discontinued Operations	—	0.09	0.01	0.29	—	0.08	—	0.28

Earnings Per Share	$0.43	$0.50	$1.82	$2.01	$0.51	$0.58	$1.91	$2.21

Diluted Earnings Per Share — Continuing Operations	$0.43	$0.41	$1.79	$1.70	$0.51	$0.49	$1.89	$1.91
Diluted Earnings Per Share — Discontinued Operations	—	0.08	0.01	0.29	—	0.08	—	0.28

Diluted Earnings Per Share	$0.43	$0.49	$1.80	$1.99	$0.51	$0.57	$1.89	$2.19

Average Shares Outstanding	95,029,369	93,500,491	94,494,531	93,239,292	95,029,369	93,500,491	94,494,531	93,239,292
Average Shares Outstanding-assuming dilution	96,095,860	94,376,937	95,483,420	94,238,413	96,095,860	94,376,937	95,483,420	94,238,413

BUSINESS SEGMENTS

(Thousands of U.S. dollars) (Unaudited)	Q3 2007	Q3 2006	Nine Months 07	Nine Months 06

Industrial Group
Net sales to external customers	$556,195	$501,347	$1,665,729	$1,533,396
Intersegment sales	601	469	1,453	1,366

Total net sales	$556,796	$501,816	$1,667,182	$1,534,762
Adjusted earnings before interest and taxes (EBIT) * (2)	$55,365	$48,180	$166,346	$157,557
Adjusted EBIT Margin (2)	9.9%	9.6%	10.0%	10.3%

Automotive Group
Net sales to external customers	$361,032	$363,585	$1,156,147	$1,211,283
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($20,654)	($26,276)	($35,278)	($31,377)
Adjusted EBIT (Loss) Margin (2)	-5.7%	-7.2%	-3.1%	-2.6%

Steel Group (3)
Net sales to external customers	$344,012	$321,030	$1,073,107	$997,765
Intersegment sales	37,100	34,584	109,066	116,555

Total net sales	$381,112	$355,614	$1,182,173	$1,114,320
Adjusted earnings before interest and taxes (EBIT) * (2)	$47,437	$50,436	$170,358	$167,168
Adjusted EBIT Margin (2)	12.4%	14.2%	14.4%	15.0%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/ reorganization and other special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale.
Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Thousands of U.S. Dollars) (Unaudited)	Sept 30, 2007	Dec 31, 2006
Short-term debt	$74,891	$50,453
Long-term debt	526,521	547,390

Total Debt	$601,412	$597,843
Less: Cash and cash equivalents	(87,767)	(101,072)

Net Debt	$513,645	$496,771

Shareholders’ equity	$1,754,273	$1,476,180

Ratio of Total Debt to Capital	25.5%	28.8%
Ratio of Net Debt to Capital (Leverage)	22.6%	25.2%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Third Quarter				Nine Months
	2007		2006		2007		2006
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS	$	EPS (1)	$	EPS (1)	$	EPS

Net income	$41,243	$0.43	$46,547	$0.49	$171,763	$1.80	$187,178	$1.99

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	5,382	0.06	3,419	0.04	27,945	0.29	11,400	0.12
Manufacturing rationalization/reorganization expenses — SG&A	852	0.01	1,044	0.01	2,831	0.03	2,737	0.03
(Gain) loss on divestiture	152	—	—	—	468	—	9,971	0.11
Impairment and restructuring	11,840	0.12	2,682	0.03	32,870	0.34	11,191	0.12
Special items — other (income)	(983)	(0.01)	(76)	—	(3,355)	(0.04)	(2,430)	(0.03)
Provision for income taxes (2)	(9,888)	(0.10)	615	0.01	(51,058)	(0.53)	(14,006)	(0.15)
Income from discontinued operations net of income taxes, special items (3)	—	—	—	—	(665)	(0.01)	—	—

Adjusted net income	$48,598	$0.51	$54,231	$0.57	$180,799	$1.89	$206,041	$2.19

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the quarterly or year-to-date impact of pre-tax special items on our full year estimated effective tax rate, as well as the impact of discrete tax items recorded during the quarter or first nine months.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on December 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Third Quarter				Nine Months
	2007		2006		2007		2006
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS	$	EPS (1)	$	EPS (1)	$	EPS (1)

Income from continuing operations	$41,243	$0.43	$38,688	$0.41	$171,098	$1.79	$160,670	$1.70

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	5,382	0.06	3,419	0.04	27,945	0.29	11,400	0.12
Manufacturing rationalization/reorganization expenses — SG&A	852	0.01	1,044	0.01	2,831	0.03	2,737	0.03
(Gain) loss on divestiture	152	—	—	—	468	—	9,971	0.11
Impairment and restructuring	11,840	0.12	2,682	0.03	32,870	0.34	11,191	0.12
Special items — other (income)	(983)	(0.01)	(76)	—	(3,355)	(0.04)	(2,430)	(0.03)
Provision for income taxes (2)	(9,888)	(0.10)	615	0.01	(51,058)	(0.53)	(14,006)	(0.15)

Adjusted income from continuing operations	$48,598	$0.51	$46,372	$0.49	$180,799	$1.89	$179,533	$1.91

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the quarterly or year-to-date impact of pre-tax special items on our full year estimated effective tax rate, as well as the impact of discrete tax items recorded during the quarter or first nine months.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2007 full year excludes special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2007 and if so, in what amount.

CONDENSED CONSOLIDATED BALANCE SHEET	Sept 30	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006

ASSETS
Cash & cash equivalents	$87,767	$101,072
Accounts receivable	734,771	673,428
Inventories	1,021,961	952,310
Deferred income taxes	66,583	85,576
Other current assets	107,286	87,894

Total Current Assets	$2,018,368	$1,900,280
Property, plant & equipment	1,644,965	1,601,559
Goodwill	215,778	201,899
Other assets	317,941	327,795

Total Assets	$4,197,052	$4,031,533

LIABILITIES
Accounts payable & other liabilities	$502,458	$506,301
Short-term debt	74,891	50,453
Income taxes	19,082	53,406
Accrued expenses	211,599	225,409

Total Current Liabilities	$808,030	$835,569
Long-term debt	526,521	547,390
Accrued pension cost	328,023	410,438
Accrued postretirement benefits cost	681,762	682,934
Other non-current liabilities	98,443	79,022

Total Liabilities	$2,442,779	$2,555,353

SHAREHOLDERS’ EQUITY	1,754,273	1,476,180

Total Liabilities and Shareholders’ Equity	$4,197,052	$4,031,533

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW	For the three months ended		For the nine months ended
	Sept 30	Sept 30	Sept 30	Sept 30
(Thousands of U.S. dollars) (Unaudited)	2007	2006	2007	2006

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$41,243	$46,547	$171,763	$187,178
Loss (earnings) from discontinued operations	—	(7,859)	(665)	(26,508)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,120	47,748	160,595	145,126
Pension and other postretirement expense	30,213	37,088	92,487	117,020
Pension and other postretirement benefit payments	(40,440)	(57,438)	(138,984)	(189,306)
Accounts receivable	36,320	60,635	(39,937)	(15,330)
Inventories	(23,248)	(36,415)	(34,766)	(65,572)
Accounts payable and accrued expenses	(20,752)	(10,022)	(45,135)	(21,948)
Income taxes	11,779	(29,205)	17,696	878
Other	3,019	7,101	3,158	(942)

Net Cash Provided by Operating Activities — Continuing Operations	$96,254	$58,180	$186,212	$130,596
Net Cash (Used) Provided by Operating Activities — Discontinued Operations	0	15,359	665	41,755

Net Cash Provided by Operating Activities	$96,254	$73,539	$186,877	$172,351

INVESTING ACTIVITIES
Capital expenditures	($71,395)	($73,261)	($196,374)	($175,224)
Other	940	4,896	12,897	6,168
Divestments	—	—	—	(2,723)
Acquisitions	—	(4,299)	(1,523)	(4,299)

Net Cash (Used) by Investing Activities — Continuing Operations	($70,455)	($72,664)	($185,000)	($176,078)
Net Cash (Used) by Investing Activities — Dicontinued Operations	0	(1,229)	0	(4,205)

Net Cash (Used) by Investing Activities	($70,455)	($73,893)	($185,000)	($180,283)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($16,281)	($15,048)	($46,682)	($43,170)
Net proceeds from common share activity	6,342	3,967	36,987	22,066
Net (payments) borrowings on credit facilities	(7,006)	26,847	(14,859)	15,122

Net Cash (Used) by Financing Activities — Continuing Operations	($16,945)	$15,766	($24,554)	($5,982)
Net Cash (Used) by Financing Activities	($16,945)	$15,766	($24,554)	($5,982)

Effect of exchange rate changes on cash	$5,574	($94)	$9,372	$2,567

(Decrease) in Cash and Cash Equivalents	14,428	15,318	(13,305)	(11,347)
Cash and Cash Equivalents at Beginning of Period	$73,339	$38,752	$101,072	$65,417

Cash and Cash Equivalents at End of Period	$87,767	$54,070	$87,767	$54,070